Exhibit 99.1

News Release

Independent Bank Corporation

230 West Main Street

Ionia, MI 48846

616.527.9450

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION

ANNOUNCES EXCHANGE TRANSACTION WITH U.S. TREASURY

IONIA, Mich., April 5, 2010 — Independent Bank Corporation (Nasdaq: IBCP), the holding company of Independent Bank, a Michigan-based community bank (the "Corporation"), announced it has signed an agreement with the U.S. Department of the Treasury as part of the Corporation's capital restoration plan.  Under the terms of the agreement, and subject to the completion of certain closing conditions, Treasury will exchange the $72 million of Series A Fixed Rate Cumulative Perpetual Preferred Stock it acquired pursuant to the TARP Capital Purchase Program, plus approximately $2.3 million in accrued dividends on such shares, for new shares of the Corporation's Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock with a liquidation preference equal to $72 million plus the amount of such accrued dividends at the time of the exchange.  The Corporation currently expects to complete the exchange with the Treasury within the next 30 days.

The terms of the new convertible preferred stock to be issued to the Treasury are substantially similar to the terms of the preferred stock currently held by the Treasury, except that the new preferred stock is convertible into the Corporation's common stock.  The Treasury will have the right to convert the preferred stock into the Corporation's common stock at any time.  In addition, the Corporation will have the right to compel conversion of the new preferred stock into shares of the Company's common stock subject to its satisfaction of the following conditions:

•	the Corporation receives appropriate approvals from the Federal Reserve;

•	the Corporation issues its common stock in exchange for at least $40 million aggregate original liquidation amount of the Corporation's outstanding trust preferred securities;

•	the Corporation raises at least $100 million in cash proceeds from the sale of its common stock to investors, other than the Treasury; and

•	the Corporation makes the anti-dilution adjustments to the new, convertible preferred stock, if any, required by the terms of such new preferred stock.

Unless the shares of new preferred stock are earlier converted, they will be convertible on a mandatory basis (subject to certain limitations) on the maturity date, which is seven years after their issuance.  If the shares of new preferred stock are converted prior to the maturity date, the conversion will occur at a twenty-five percent discount from the stock liquidation value, subject to certain anti-dilution adjustments.

"We are pleased the Treasury has agreed to participate in this exchange transaction, which we view as a critical component of our overall plan to improve our capital position," stated Michael Magee, the President and Chief Executive Officer of the Corporation.  "We appreciate the continued support of the Treasury and look forward to initiating the other components of our capital plan."

This press release is not an offer to sell, purchase, or exchange any securities nor is it a solicitation of acceptance of any offer to sell, purchase, or exchange any securities.

The Corporation has filed a registration statement (including a preliminary prospectus and related exchange offer materials) with the SEC in connection with an offer it intends to make to issue its common stock in exchange for certain of its outstanding trust preferred securities. This registration statement has not yet become effective.  Before any person decides whether to participate in such exchange offer (if and when it is commenced by the Corporation), the preliminary prospectus in that registration statement and the other documents the Corporation has filed with the SEC and may file with the SEC prior to commencement of the exchange offer should be read for more complete information about the Corporation and the exchange offer. You may obtain these documents for free by visiting the SEC's Web site at www.sec.gov or by visiting the Investor Relations tab of the Corporation's Web site at www.IndependentBank.com.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $3 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are the ability of the Company to be successful in connection with any capital raising initiatives it may pursue, the incurrence of loan losses in excess of the amounts currently reserved by the Company for such losses, regulatory actions that may be taken by federal and/or state bank regulators, the ability of the Michigan economy to recover and the pace of such recovery, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.